Exhibit 10.1

OXYGEN BIOTHERAPEUTICS, INC.

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2010 by and among Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), and the purchasers listed on Exhibit A (individually, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company desires to enter into this Agreement with the Purchasers to issue and sell Five Million Dollars ($5,000,000) of promissory notes on or before December 31, 2010 in substantially the form attached hereto as Exhibit B (individually, a “Note,” and collectively, the “Notes”); and

WHEREAS, the Purchasers desire to enter into this Agreement to acquire the Notes on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree as follows:

1. AUTHORIZATION AND SALE.

1.1 Authorization. The Company has authorized the issuance and sale to the Purchasers of the Notes.

1.2 Sale. Subject to the terms and conditions hereof, each of the Purchasers, severally and not jointly, agrees to purchase from the Company, and the Company agrees to sell and issue to each of the Purchasers, one or more Notes in an aggregate principal amount not to exceed the amount set forth opposite such Purchaser’s name on Exhibit A. The Company’s agreement with each of the Purchasers is a separate agreement, and the sale of the Notes to each of the Purchasers is a separate sale.

1.3 Use of Proceeds. The Company will use the proceeds from the issuance and sale of the Notes for ongoing working capital and general corporate purposes, including to pay certain fees and expenses related to the issuance of the Notes.

1.4 Pari Passu. The Notes are pari passu. All payments on the Notes shall be made pro rata (based upon the amount advanced). If any Purchaser receives a payment in violation of this provision, such Purchaser will hold such payment in trust for the other Purchasers and will remit the amount received in violation of this provision to the other Purchasers entitled to same.

2. CLOSINGS; DELIVERY; DEFINITIONS.

2.1 Closings. The purchase and sale of the Notes (the “Closing” and the date upon which such Closing occurs, the “Closing Date”) shall occur as set forth below. At its option the Company may elect to issue and sell Notes to different Purchasers, up to an aggregate amount not to exceed the Maximum Offering Amount, at separate closings hereunder, each of which shall be referred to as a “Closing” and the date upon which any such Closing occurs, a “Closing Date”. The Company and the Purchasers agree that the Notes to be issued in each Closing shall be sold pursuant to and subject to the provisions of this Agreement, modified solely to reflect the date of such Closing and principal amount of such Note.

2.2 Delivery. At each Closing, subject to the terms and conditions hereof, the Company shall deliver to each Purchaser the Notes to be purchased by such Purchaser at such Closing, dated the date of the Closing, against payment of the purchase price therefore payable as of the date of such Closing by check or wire transfer.

2.3 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them below:

(a) “Action” shall mean any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

(b) “Affiliate” shall mean any direct or indirect general or limited partner or member, and a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Purchaser.

(c) “Commission” shall mean the Securities and Exchange Commission.

(d) “Disclosure Materials” shall mean the SEC Disclosure Documents and the Company’s Schedules to this Agreement, collectively.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f) “Lien” shall mean any lien, charge, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

(g) “Person” means an individual, partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or federal, state or local governmental entity or any department, agency or political subdivision thereof.

(h) “Securities Act” shall mean the Securities Act of 1933, as amended.

(i) “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to the exceptions and qualifications set forth on the Schedule of Exceptions attached hereto and incorporated by reference herein, the Company hereby represents and warrants to each Purchaser as follows:

3.1 Organization and Good Standing; Power and Authority; Qualifications. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company has all requisite legal and corporate power to execute and deliver this Agreement and the Notes (collectively, the “Agreements”), to issue and sell the Notes, and to carry out and perform its other obligations under the terms of the Agreements. The Company is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or assets of the Company (a “Material Adverse Effect”).

3.2 Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of the Agreements, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Notes sold hereunder has been taken or will be taken prior to the Closing, and the Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Valid Issuance of the Notes. The Notes that are being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and free of any Liens, other than Liens, if any, arising as a result of actions taken by the Purchasers, and restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

3.4 No Conflicts. The execution, delivery and performance of the Agreements by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.5 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Agreements, other than the filing with the Commission of a Notice of Sale of Securities on Form D under Regulation D of the Securities Act and under applicable state securities statutes pertaining to the purchase and sale contemplated by this Agreement.

3.6 Litigation. There is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreements or (ii) that could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any director or officer thereof (in his or her capacity thereof) is or has been during the ten (10)-year period prior to the date hereof the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such).

3.7 SEC Disclosure Documents; Financial Statements. The Company has filed all reports required to be filed by the Company under the Securities Act and the Exchange Act for the twenty-four (24) months preceding the date of this Agreement and will file all reports required to be filed by the Company under the Securities Act and the Exchange Act through the last subsequent Closing Date (such reports, as amended, collectively, the “SEC Disclosure Documents”). As of their respective dates, the SEC Disclosure Documents have complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Disclosure Documents, when filed, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Disclosure Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and were (and will be) prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

3.8 Acknowledgment Regarding Purchasers’ Purchase of Notes. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Agreements and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Notes. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each of the Purchasers severally, and not jointly, represents and warrants to the Company as of the date hereof as follows:

4.1 Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Agreements and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. This Agreement has been duly executed by such Investor and, when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which, by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Notes to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, subject to the ability of such of the Purchasers as may be partnerships or limited liability companies to transfer shares to its partners or members and any of the Purchasers to transfer shares to any Affiliate of such Purchaser in compliance with applicable securities laws. The Purchaser has not been formed for the specific purpose of acquiring the Notes.

4.3 Purchaser Status. Such Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

4.4 General Solicitation. Such Purchaser is not purchasing the Notes as a result of any advertisement, article, notice or other communication regarding the offered Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.5 Access to Information. Such Purchaser acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Notes and the merits and risks of investing in the Company; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.6 Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Notes pursuant to the Agreements, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision.

4.7 Certain Trading Activities. Such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any transactions in the securities of the Company (including, without imitation, any Short Sales involving the Company’s securities) since the time that such Purchaser was first contacted by the Company regarding an investment in the Company. Such Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

4.8 No Public Market. The Purchaser understands that no public market now exists for any of the Notes issued by the Company and that the Company has made no assurances that a public market will ever exist for its Notes.

5. CONDITIONS TO CLOSING.

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of such Closing with the same force and effect as if they had been made at such Closing, except for items stated as of a particular date, which shall remain true and correct in all material respects as of such date.

5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or before such Closing.

5.3 No Material Adverse Effect. From and after the date hereof, no Material Adverse Effect shall have occurred on or before such Closing, and there shall exist no condition, event or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.4 Delivery of Documents. The Company shall have validly executed and delivered to each Purchaser (i) this Agreement, and (ii) a Note or Notes in the amount purchased by such Purchaser hereunder.

5.5 Legal Investment. At the time of such Closing, the purchase of the Notes by the Purchasers hereunder shall be legally permitted by all laws and regulations to which they or the Company are subject.

6. MISCELLANEOUS.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything contained herein to the contrary, the Company agrees that the Purchasers may transfer, without an opinion of counsel, the Notes to their affiliates, including but not limited to their stockholders, directors or executive officers, or partners or members, or other entities controlled by such partners or members; provided that such transfer is not in violation of federal and state securities laws.

6.2 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.3 Governing Law. This Agreement shall be governed, construed and interpreted under the laws of the State of North Carolina, without regard to the conflicts of laws provisions of the State of North Carolina or any other state.

6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or electronic transmission if sent during normal business hours of the recipient on a business day, or, if not, then on the next business day; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt (or, in the case of non-U.S. residents, two (2) business days after deposit with an internationally recognized overnight courier, specifying international priority delivery, with written verification of receipt). All communications shall be sent to the Company at Oxygen Biotherapeutics, Inc., 2530 Meridian Parkway, Suite 3005, Durham, NC 27713, Attn: Chief Executive Officer, or to a Purchaser at the address set forth for such Purchaser on Exhibit A attached hereto or at such other address as the Company or the Purchaser may designate by ten (10) days’ advance written notice to the other parties hereto.

6.7 Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser, severally and not jointly, agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith, in order to maintain or achieve the economic position enjoyed by each party as close as possible to that under the provision(s) rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision(s) shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision(s) were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or the Purchasers upon any breach, default or noncompliance of any Purchaser or the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or any Purchaser of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or any Purchaser’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Purchasers, shall be cumulative and not alternative.

6.10 Amendments and Waivers. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the holders of notes representing at least a majority of the aggregate outstanding principal amount of the Notes sold under this Agreement. Any amendment or waiver effected in accordance with this Section shall be binding upon all parties, and the Company shall promptly give notice to the Purchasers of any amendment effected in accordance with this Section 6.10.

6.11 Survival of Warranties and Covenants. Except as otherwise expressly set forth herein, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the last to occur of the execution and delivery of this Agreement, the Closing and the repayment of the Notes in full as provided for therein, and for a period of two (2) years thereafter, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.12 Further Assurances. Prior to and after the Closing, at the request of the Purchasers, the Company will take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate in doing, as the Purchasers may reasonably deem necessary or desirable, all things necessary to consummate and make effective in a practicable manner, the Closing, and the other transactions contemplated by this Agreement and the Notes, including, without limitation, (i) the execution and delivery of any additional waivers, consents, confirmation, agreements, instruments or documents, or the taking of all actions, whether prior to or after the Closing, necessary to issue and sell the Notes to the Purchasers and (ii) to otherwise carry out the purpose and intent of this Agreement and the Notes.

6.13 Expenses. Each party hereto shall bear the costs and expenses incurred by it, including attorneys’ and accountants’ fees, in connection with the negotiation and preparation of the Agreements and the consummation of the transactions contemplated thereby.

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Chris J. Stern
Name:	Chris J. Stern
Title:	Chief Executive Officer

By:	/s/ Michael B. Jebsen
Name:	Michael B. Jebsen
Title:	Chief Financial Officer

[Signature Page to Note Purchase Agreement]

PURCHASER:

JP SPC 1 Vatea, Segregated Portfolio

By:	/s/ Gregory Pepin
Name:	Gregory Pepin
Title:	Investment Manager

Exhibit A

Purchaser

Name and Address	Amount of Note

JP SPC 1 Vatea, Segregated Portfolio

Rue du Borgeaud, 10b	$5,000,000

Gland, Switzerland 1196

TOTAL	$5,000,000

Exhibit B

Form of Senior Unsecured Promissory Note

See attached.

SCHEDULE OF EXCEPTIONS

OF OXYGEN BIOTHERAPEUTICS, INC.

(THE “COMPANY”)

Pursuant to Note Purchase Agreement dated October 31, 2010 (the “Agreement”) by and among the Company and the Purchasers party thereto

This Schedule of Exceptions is qualified in its entirety by reference to the provisions of the Agreement and does not constitute a representation or warranty of the Company except as expressly provided in the Agreement.

Any headings have been inserted in this Schedule of Exceptions for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

Capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Agreement.